Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$3,152,000.00	$429.93

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated July 24, 2013

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Equity Index Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Leveraged Buffered Uncapped Market Participation Securities

Linked to the S&P 500® Low Volatility Index

}	$3,152,000 Leveraged Buffered Uncapped Market Participation Securities linked to the S&P 500® Low Volatility Index
}	Maturity of three years
}	The S&P 500® Low Volatility Index measures the performance of the 100 least volatile stocks in the S&P 500® Index
}	1.15x uncapped exposure to any positive return of the reference asset
}	Protection from the first 10% of any losses of the reference asset
}	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Leveraged Buffered Uncapped Market Participation Securities (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying Equity Index Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page PS-5 of this document, page S-3 of the accompanying prospectus supplement, and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the securities as of the Pricing Date is $959.70 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-5 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000	$0	$1,000
Total	$3,152,000	$0	$3,152,000

1 HSBC USA Inc. or one of our affiliates may pay varying referral fees of up to 1.200% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

The securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Leveraged Buffered Uncapped Market Participation Securities

Linked to the S&P 500® Low Volatility Index

This offering of securities has the terms described in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If the terms of the securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should be willing to forgo interest and dividend payments during the term of the securities.

This pricing supplement relates to an offering of securities linked to the performance of the S&P 500® Low Volatility Index (the “Reference Asset”). The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per security

Reference Asset:	The S&P 500® Low Volatility Index (Ticker: SP5LVI)

Trade Date:	July 24, 2013

Pricing Date:	July 24, 2013

Original Issue Date:	July 29, 2013

Final Valuation Date:	July 25, 2016. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.

Maturity Date:	July 28, 2016. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Upside Participation Rate:	115%

Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.

Final Settlement Value:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Level, you will receive a cash payment on the Maturity Date of $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Buffer Level. For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount. If the Reference Return is less than the Buffer Level, you will lose up to 90% of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level Initial Level

Buffer Level:	-10%

Initial Level:	5,189.62, which was the Official Closing Level of the Reference Asset on the Pricing Date.

Final Level:	The Official Closing Level of the Reference Asset on the Final Valuation Date.

Official Closing Level:	The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the level displayed on Bloomberg Professional® service page “SP5LVI <INDEX>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.

Form of Securities:	Book-Entry

Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the securities is less than the price you pay to purchase the securities. The Estimated Initial Value was determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked securities, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the value of the embedded derivatives in the securities. The Estimated Initial Value was calculated on the Pricing Date.

CUSIP/ISIN:	40432XHA2/US40432XHA28

PS-2

GENERAL

This pricing supplement relates to an offering of securities linked to the Reference Asset. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of securities relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-5 of this pricing supplement, page S-3 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Equity Index Underlying Supplement at: www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

}	The prospectus supplement at: www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Level, you will receive a cash payment on the Maturity Date of $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Buffer Level. For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount. You should be aware that if the Reference Return is less than the Buffer Level, you will lose up to 90% of your investment, subject to the credit risk of HSBC.

PS-3

Interest

The securities will not pay interest.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Sponsor

S&P Dow Jones Indices LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the reference sponsor.

INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:

}  You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the level of the Reference Asset will increase over the term of the securities.

}  You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than the Buffer Level of -10%.

}  You are willing to forgo dividends or other distributions paid to holders of the stocks comprising the Reference Asset.

}  You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}  You do not seek current income from your investment.

}  You do not seek an investment for which there is an active secondary market.

}  You are willing to hold the securities to maturity.

}  You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

}  You believe the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.

}  You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below the Buffer Level of -10%.

}  You seek an investment that provides full return of principal.

}  You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}  You prefer to receive the dividends or other distributions paid on the stocks comprising the Reference Asset.

}  You seek current income from your investment.

}  You seek an investment for which there will be an active secondary market.

}  You are unable or unwilling to hold the securities to maturity.

}  You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

PS-4

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the stocks comprising the Reference Asset. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

}	“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Final Level from the Initial Level beyond the Buffer Level of -10%. Accordingly, if the Reference Return is less than -10%, your Payment at Maturity will be less than the Principal Amount of your securities. You will lose up to 90% of your investment at maturity if the Reference Return is less than the Buffer Level.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The amount payable on the securities is not linked to the level of the Reference Asset at any time other than on the Final Valuation Date.

The Final Level will be based on the Official Closing Level of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Reference Asset appreciates prior to the Final Valuation Date but then drops on the Final Valuation Date to at or below the Initial Level, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such drop. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of the securities may be higher than the Final Level, the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on the Final Valuation Date.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

The Reference Asset has limited actual historical information.

The Reference Asset was created in April 2011. The reference sponsor has published limited actual information about how the Reference Asset would have performed had it been calculated in the past. Because the Reference Asset is of recent origin and limited actual historical performance data exists with respect to it, your investment in the securities may involve a greater risk than investing in securities linked to one or more indices with a more established record of performance.

A low volatility index may be volatile.

While the Reference Asset has been designed in part to mitigate the effects of volatility, there is no assurance that it will be successful in doing so. It is also possible that the features of the Reference Asset designed to address the effects of volatility will instead adversely affect the return of the Reference Asset and, consequently, the return on the securities.

PS-5

Changes that affect the Reference Asset will affect the market value of the securities and the amount you will receive at maturity.

The policies of the reference sponsor concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents may affect the level of the Reference Asset. The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of the securities and the return on the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities is less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities was calculated by us on the Pricing Date. We determined the Estimated Initial Value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value reflects the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities, the costs associated with hedging our obligations under the securities, the underwriting discount and the costs associated with issuing the securities (such as costs associated with creating and documenting the securities). If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately seven months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

PS-6

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-7

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the actual Final Level. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples are based on the following terms:

}	Principal Amount:	$1,000

}	Initial Level:	5,189.62

}	Upside Participation Rate:	115%

}	Buffer Level:	-10%

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Final Settlement Value	Hypothetical Return on the Securities
10,379.24	100.00%	$2,150.00	115.00%
9,341.32	80.00%	$1,920.00	92.00%
8,303.39	60.00%	$1,690.00	69.00%
7,265.47	40.00%	$1,460.00	46.00%
6,746.51	30.00%	$1,345.00	34.50%
6,227.54	20.00%	$1,230.00	23.00%
5,968.06	15.00%	$1,172.50	17.25%
5,708.58	10.00%	$1,115.00	11.50%
5,449.10	5.00%	$1,057.50	5.75%
5,293.41	2.00%	$1,023.00	2.30%
5,241.52	1.00%	$1,011.50	1.15%
5,189.62	0.00%	$1,000.00	0.00%
5,137.72	-1.00%	$1,000.00	0.00%
5,085.83	-2.00%	$1,000.00	0.00%
4,930.14	-5.00%	$1,000.00	0.00%
4,670.66	-10.00%	$1,000.00	0.00%
4,151.70	-20.00%	$900.00	-10.00%
3,632.73	-30.00%	$800.00	-20.00%
3,113.77	-40.00%	$700.00	-30.00%
2,075.85	-60.00%	$500.00	-50.00%
1,037.92	-80.00%	$300.00	-70.00%
0.00	-100.00%	$100.00	-90.00%

PS-8

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The level of the Reference Asset increases from the Initial Level of 5,189.62 to a Final Level of 7,265.47.

Reference Return:	40%
Final Settlement Value:	$1,460.00

Because the Reference Return is positive, the Final Settlement Value would be $1,460 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 40% × 115%)

= $1,460

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by the Upside Participation Rate when such Reference Return is positive.

Example 2: The level of the Reference Asset decreases from the Initial Level of 5,189.62 to a Final Level of 4,670.66.

Reference Return:	-5.00%
Final Settlement Value:	$1,000

Because the Reference Return is less than zero but greater than the Buffer Level of -10%, the Final Settlement Value would be $1,000 per $1,000 Principal Amount (a zero return).

Example 3: The level of the Reference Asset decreases from the Initial Level of 5,189.62 to a Final Level of 3,113.77

Reference Return:	-40%
Final Settlement Value:	$700

Because the Reference Return is less than the Buffer Level of -10%, the Final Settlement Value would be $700 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)]

= $1,000 + [$1,000 × (-40.00% + 10%)]

= $700

Example 3 shows that you are exposed on a 1-to-1 basis to declines in the level of the Reference Asset beyond the Buffer Level of -10%. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

PS-9

THE S&P 500® LOW VOLATILITY INDEX (“SP5LVI”)

Description of the Reference Asset

The SP5LVI measures the performance of the 100 least volatile stocks over the previous year in the S&P 500® Index. It is designed to serve as a benchmark for low volatility strategies in the U.S. stock market.

There are two steps in the creation of the Index:

Constituent selection: The volatilities of all S&P 500® Index constituents are calculated using daily standard deviation data for approximately the past year. Constituents are ranked in order of their realized volatility. The Index comprises the 100 least volatile stocks.

Constituent weighting: At each rebalancing, the weight for each Index constituent is set inversely proportional to its volatility (higher weightings are assigned to the least volatile stocks). The Index is rebalanced in February, May, August and November of each year.

As of the May 2013 rebalancing, the sector weightings in the SP5LVI were as follows: Consumer Discretionary: 1.94%, Consumer Staples: 20.21%, Energy: 2.70%, Financials: 19.70%, Healthcare: 9.78%, Industrials: 8.26%, Information Technology: 2.76%, Materials: 2.66%, Telecommunication Services: 1.82% and Utilities: 30.17%.

For more information about the SP5LVI, see “The S&P 500 Low Volatility Index” on page S-18 of the accompanying Equity Index Underlying Supplement.

Hypothetical and Actual Historical Performance of the SP5LVI

The following graph sets forth the hypothetical back-tested performance of the SP5LVI from July 24, 2008 through April 19, 2011 and the historical performance of the SP5LVI from April 20, 2011 to July 24, 2013. The SP5LVI has only been calculated since April 20, 2011. The hypothetical back-tested performance of the SP5LVI set forth in the following graph was calculated using the selection criteria and methodology employed to calculate the SP5LVI since its inception on April 20, 2011. However, the hypothetical back-tested SP5LVI data only reflects the application of that methodology in hindsight, since the SP5LVI was not actually calculated and published prior to April 20, 2011. The hypothetical back-tested SP5LVI data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested SP5LVI data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual SP5LVI performance would have been had the index been in existence or in forecasting future SP5LVI performance. Because the SP5LVI is a price return index, and not a total return index, the data presented below does not reflect the payment of dividends. The graph below also reflects the actual closing levels from April 20, 2011 to July 24, 2013 that we obtained from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The closing level for the SP5LVI on July 24, 2013 was 5,189.62. The hypothetical and actual performance is not necessarily an indication of future results.

Source: Bloomberg Professional® service

The hypothetical and actual historical levels of the SP5LVI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SP5LVI on the Final Valuation Date.

PS-10

The tables below are a comparison of the 1997 through 2012 annual returns and the 1,3,5,10,15 and 20 year annualized returns and standard deviations for the S&P 500® Low Volatility Index and the S&P 500® Index. The SP5LVI has only been calculated since April 20, 2011. Accordingly, while the hypothetical tables set forth below are based on the selection criteria and methodology described herein and in the Equity Index Underlying Supplement, the SP5LVI was not actually calculated and published prior to April 20, 2011. The hypothetical and actual historical performance is not necessarily an indication of future results. Because the SP5LVI is a price return index, and not a total return index, the return data presented below does not reflect the payment of dividends.

Annual Returns¹
	S&P 500® Low Volatility Index	S&P 500® Index
1997	26.27%	31.01%
1998	4.80%	26.67%
1999	-10.72%	19.53%
2000	20.68%	-10.14%
2001	1.54%	-13.04%
2002	-9.83%	-23.37%
2003	19.43%	26.38%
2004	14.38%	8.99%
2005	-0.67%	3.00%
2006	16.49%	13.62%
2007	-2.16%	3.53%
2008	-23.61%	-38.49%
2009	15.52%	23.45%
2010	9.79%	12.78%
2011	10.88%	0.00%
2012	6.70%	13.41%

1 Annual Return is a return an investment provides over a period of one year, expressed as (a) the difference between ending level and starting level, divided by (b) starting level.

Annualized Return² Data as of December 31, 2012
	S&P 500® Low Volatility Index	S&P 500® Index
1 Yr.	6.70%	13.41%
3 Yrs.	9.11%	8.55%
5 Yrs.	2.77%	-0.58%
10 Yrs.	5.89%	4.95%
15 Yrs.	4.12%	2.60%
20 Yrs.	6.45%	6.11%

2 Annualized Return is a return an investment provides over a period of time, representing a geometric average of annual returns over that period. The geometric average of annual returns represents the average rate per year on an investment that is compounded over a period of several years.

Annualized Standard Deviation³

	S&P 500® Low Volatility Index	S&P 500® Index
1 Yr.	6.03%	10.56%
3 Yrs.	8.86%	15.34%
5 Yrs.	12.65%	19.06%
10 Yrs.	10.16%	14.78%
15 Yrs.	11.78%	16.24%
20 Yrs.	11.27%	15.11%

3 Standard Deviation is a statistical measure of the distance a quantity is likely to lie from its average value. In finance, standard deviation is applied to the annual rate of return of an investment, to measure the investment's volatility, or “risk”.

Sector Weightings

The table below shows the current weight, average weight and maximum weight of each industry sector included in the SP5LVI. The SP5LVI has only been calculated since April 20, 2011. Accordingly, while the hypothetical tables set forth below are based on the selection criteria and methodology described herein and in the Equity Index Underlying Supplement, the SP5LVI was not actually calculated and published prior to April 20, 2011. No assurance can be given that these weightings will not change.

The hypothetical back-tested weights of the SP5LVI set forth above were calculated using the selection criteria and methodology employed to calculate the SP5LVI since its inception on April 20, 2011.

PS-11

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.  “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC.  The S&P 500® Low Volatility Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the securities.  S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by HSBC, but which may be similar to and competitive with the securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Index and the securities.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this pricing supplement.  In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date.  If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

PS-12

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers, or will offer the securities directly to investors.  HSBC Securities (USA) Inc. will offer the securities at the price to public set forth on the cover page of this pricing supplement.  HSBC USA Inc. or one of our affiliates may pay varying referral fees of up to 1.20% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the securities.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

VALIDITY OF THE SECURITIES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

PS-13

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$3,152,000 Leveraged Buffered
Uncapped Market Participation
Securities Linked to the

S&P 500® Low Volatility Index

July 24, 2013

PRICING SUPPLEMENT

Pricing Supplement
General	PS-3
Payment at Maturity	PS-3
Investor Suitability	PS-4
Risk Factors	PS-5
Illustrative Examples	PS-8
The S&P 500® Low Volatility Index (“SP5LVI”)	PS-10
Events of Default and Acceleration	PS-12
Supplemental Plan of Distribution (Conflicts of Interest)	PS-13
U.S. Federal Income Tax Considerations	PS-13
Validity of the Securities	PS-13

Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60